EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of March 6, 2003, by and among Quipp Systems, Inc., a Florida corporation (the "Purchaser"), USA Leader, Inc., a Missouri corporation (the "Company"), Charles T. Chick, President and a shareholder of the Company ("Mr. Chick"), and Travis D. Ferguson, Vice President and a holder of an option to purchase forty-nine percent of the shares of the Company ("Mr. Ferguson" and together with Mr. Chick, the "Security Holders").

                                   BACKGROUND

         The Company is engaged in the business of developing, manufacturing and selling certain proprietary insertion and stacking systems, including, but not limited to, the M2 Digital Zoned Insertion System, the M3 PC Based Packaging System, the Semi-Sert Insertion System and The Leader Counter Stacker (the "Systems"), to newspaper businesses and other organizations in the field of printing.

         The Company desires to sell, and the Purchaser desires to buy, certain of the assets of the Company associated with the Systems as described in Section 1 hereof, and, in connection therewith, the Purchaser has agreed to assume certain liabilities of the Company associated with the Systems, upon the terms and conditions described below.

         In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Sale and Purchase.

         1.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth in this Agreement, the Company shall sell, convey, assign, transfer and deliver to the Purchaser, or such entity as the Purchaser designates, and the Purchaser shall purchase, acquire and take assignment and delivery of, all of the right, title and interest of the Company in and to all of the assets, properties and rights of any kind owned by the Company used in connection with or related to the Systems, of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records maintained by the Company, excluding those assets, properties and rights which are specifically excluded pursuant to Section 1.2 hereof (collectively the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever ("Liens"). The Assets include, without limitation, all of the right, title and interest of the Company in or to the following:

                  (1) any and all rights of the Company to any patents (including, without limitation, any registrations, continuations, continuations in part, renewals and applications for any of the foregoing and, in particular, Application No. 09/817,508); trademarks, service marks, trade names, service names, copyrights, URL's and Internet domain names and applications therefor (and all interests therein), designs, and general intangibles of like nature, together with all goodwill related to the foregoing (including, without limitation, any registrations, applications and renewals for any of the

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foregoing); websites and website content (including, without limitation, text and graphics); all customer and supplier lists, all sales, marketing and other records; technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, inventions, source codes and object codes and methodologies, architecture, structure, layouts, development tools, instructions, templates, marketing materials, inventions, drawings and all documentation and media constituting, describing or relating to the foregoing owned or used by the Company in connection with the Systems (the "Intellectual Property"), including, without limitation, the Intellectual Property set forth on SCHEDULE 1.1(1);

                  (2) any and all rights of the Company to agreements relating to licenses for software, modules, routines, data, text or graphics files, source or object codes and other components of the Systems (the "License Agreements"), including, without limitation, the License Agreements set forth on
SCHEDULE 1.1(2);

                  (3) all contracts, agreements, sales orders, purchase orders related to the Systems or the business of the Company (collectively, the "Company's Contract Rights"), including, without limitation, the Company's Contract Rights set forth on SCHEDULE 1.1(3);

                  (4) all machinery, equipment and supplies (including, without limitation, manufacturing equipment and supplies, computer hardware, software and telephones and other communications equipment and supplies), tools, dies, fixtures, spare parts, furniture and furnishings and other personal property, wherever located, of the Company, whether currently in use or idle (collectively, "Tangible Personal Property");

                  (5) any and all rights of the Company in the leases of Tangible Personal Property, together with any options to purchase or sell the underlying Tangible Personal Property (the "Personal Property Leases"), including, without limitation, the Personal Property Leases set forth on
SCHEDULE 1.1(5);

                  (6) all inventory of the Company, including, without limitation, raw materials, supplies, works-in-process and finished goods (the "Inventory");

                  (7) all express and implied warranties and guarantees from third parties with respect to any property constituting part of the Assets;

                  (8) rights of the Company under any liability insurance policies now or heretofore in effect to the extent any claim is made against the Purchaser with respect to liabilities and obligations of the Company that are not Assumed Liabilities (as defined in Section 1.3 hereof); and

                  (9) all rights or choses in action against third parties relating to the Systems.

         1.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall not acquire and there shall be excluded from the Assets, the Company's interest in each of the following (the "Excluded Assets"):

                  (1) any and all rights of the Company to cash received from the conduct of its business prior to the Closing Date (as defined in Section 2 hereof), including all cash on hand or in banks, cash equivalents, accounts receivable ("Accounts Receivable"), marketable and non-marketable securities and other investments and all rights in any funds of any nature wherever maintained;


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                  (2) the rights of the Company under this Agreement and the documents and other papers delivered to the Company by the Purchaser pursuant to this Agreement;

                  (3) the minute book, stock book, tax returns and related papers, employment and personnel records and other books and records of the Company that do not relate to the Systems;

                  (4) any and all rights of the Company in and under the Commercial Lease Agreement dated May 25, 2000 by and between Hickman Plumbing Co., the Company, Mr. Chick and Mr. Ferguson (the "Real Property Lease");

                  (5) all refunds or credits, if any, of taxes due to or from the Company by reason of its ownership of the Assets or operation of its business to the extent attributable to any time period ending prior to the Closing Date;

                  (6) motor vehicles or leases therefor;

                  (7) United States Patent # 5,575,319; and

                  (8) the names (including without limitation any rights of use) "USA Leader" and "USA Leader, Inc." or any URLS or Internet domain names containing such names or any variation thereof, except as provided in Section
5.8 hereof.

         1.3 Assumed Liabilities. Subject to the terms set forth in this Agreement, the Purchaser hereby assumes and shall pay, perform and discharge when due only the following liabilities and obligations of the Company (the "Assumed Liabilities"):

                  (1) customer deposits as of the Closing Date set forth in the Working Capital Statement;

                  (2) express warranty obligations of the Company to correct services rendered, or to repair or replace defective products related to the Systems of the Company shipped, prior to Closing Date, but only to the extent that the Purchaser's costs associated therewith do not exceed the reserve therefor as set forth in the December 31 Balance Sheet (as defined in Section
3.11 hereof) (provided, however, that to the extent the Purchaser's costs associated therewith do exceed the reserve therefor, the Purchaser may perform the express warranty work during the life of the warranty and invoice the Company at the Purchaser's full absorption cost for such correction, repair or replacement); and

                  (3) all performance obligations of the Company arising on or after the Closing Date under the License Agreements set forth on SCHEDULE 1.1(2), the Company's Contract Rights set forth on SCHEDULE 1.1(3), and the Personal Property Leases set forth on SCHEDULE 1.1(5) in accordance with the terms thereof, except to the extent such liabilities or obligations arise or have arisen out of any claim asserted by another party thereto related to breach of contract, warranty, tort, infringement or other default or alleged default by the Company.

                  1.4 No Other Liabilities Assumed. Except as expressly set forth in Section 1.3, the Purchaser shall not and does not assume any direct or indirect liability, indebtedness, obligation (including, but not limited to, accounts payable ("Accounts Payable")), tax liability, expense, claim, loss, damage, deficiency, guaranty or endorsement of, related to, or arising out of, in any manner whatsoever, the Assets, the Company or the Company's business, whether absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated (collectively, the "Unassumed Liabilities").


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         1.5 Consideration.

                  (1) In exchange for the Assets and for the covenants not to compete set forth in Section 6 herein (the "Non-Competition Covenants"), the Purchaser shall deliver to the Company $388,950.50 plus 6,000 shares of restricted common stock, par value per share $0.01 (the "Shares"), of the Purchaser's parent, Quipp, Inc. ("Parent"), a Florida corporation (the "Base Purchase Price"). The Base Purchase Price is subject to adjustment as provided herein. In addition to the Base Purchase Price, for the period commencing on the Closing Date and for three (3) years thereafter (the "Additional Purchase Price Period"), the Purchaser shall pay to the Company an amount equal to * percent of the Purchaser's Product Sales during the Additional Purchase Price Period (the "Additional Purchase Price"). For purposes of this Agreement, the term "Products Sales" shall mean sales from shipments by the Purchaser during the Additional Purchase Price Period of those Systems of the same type and model manufactured by the Company as of the Closing Date, as well as parts and components for the Systems of the same type and model supplied by the Company as of the Closing Date.

                  (2) Delivery of Consideration.

                           (i) At the Closing (as defined in Section 2 hereof),
                  the Purchaser shall deliver to the Company $188,950.50, by a wire transfer of immediately available funds to such bank and account as is set forth on SCHEDULE 1.5(2) hereto, and the Shares.

                           (ii) The Purchaser shall deliver $200,000 (the "Hold
                  Back Amount"), by a wire transfer of immediately available funds to such bank and account as is set forth on SCHEDULE 1.5(2) hereto, upon the occurrence of the later of: (a) the issuance of a patent by the United States Patent and Trademark Office in the name of the Company or the Purchaser related to Application No. 09/817,508 (the "Patent Issuance Event"), (b) final determination of the Working Capital Amount (as defined in Section 1.5(3) hereof)(the "Working Capital Determination Event"), or (c) evidence of full payment and satisfaction by the Company of all liabilities due and owing by it to Yates Electric Co., Inc., RMF Industries, Inc., RMF Steel Products Company, The Marchant Group, L.P. and any and each of their affiliates and any other creditors to which more than $1,000 is due and owing (the "Creditor Satisfaction Event"). To the extent that the Patent Issuance Event and the Working Capital Determination Event have been fully satisfied and completed and the occurrence of the Creditor Satisfaction Event is the sole remaining, outstanding condition under this Section 1.5(2), Buyer shall deliver $20,000, by a wire transfer of immediately available funds to such bank and account as is set forth on SCHEDULE 1.5(2) hereto.

                           (iii) Within 30 days after the end of each quarter of
                  its fiscal year, the Purchaser shall pay to the Company the Additional Purchase Price applicable for such quarter. In determining the amount of the Additional Purchase Price payable by the Purchaser for any particular quarter, the Purchaser shall be required to pay only those amounts of the Additional Purchase Price for which it has received payment of the final invoice from its customer.


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* We have requested confidential treatment of certain information included in this exhibit pursuant to Rule 24b-2 of the Exchange Act of 1934. The entire agreement has been filed separately with the Securities and Exchange Commission.


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                  (3) Adjustments to the Base Purchase Price. The Base Purchase
Price shall be increased or decreased, as the case may be, by the amount by which the Working Capital Amount as of the Closing Date is greater than or less than, as the case may be, -$19,637.50 (the "Base Working Capital Amount"). For purposes of this Agreement, the term "Working Capital Amount" shall mean, as of the Closing Date, (x) the sum of the Company's fixed assets (net of depreciation) sold hereby and Inventory, minus (y) customer deposits and warranties accrued.

                           (i) Physical Inventory. As provided in SCHEDULE
                  1.5(3), the Purchaser and the Company will take a physical inventory to determine the Inventory as of the Closing Date. The Purchaser and the Company will each appoint a supervisor to plan and direct the taking of the physical inventory and will notify each other of the respective names of each such supervisor. If the supervisors determine it to be appropriate, several physical inventory teams may be appointed. A team will consist of at least one representative of the Purchaser and one representative of the Company. In the absence of manifest error, such inventory shall be conclusive and accepted as the final Inventory for that location.

                           (ii) Statement of Adjustments. Within thirty (30)
                  days after the Closing Date, the Purchaser, with the Company's assistance, shall compute and deliver to the Company a proposed statement (the "Working Capital Statement") prepared in accordance with the procedures set forth on SCHEDULE 1.5(3), setting forth the Working Capital Amount as of the Closing Date and the adjustments to the Purchase Price provided for in Section 1.5(3), together with a reasonably detailed basis for establishing such amounts. Within thirty
                  (30) days following its receipt of the Working Capital Statement, the Company shall present the Purchaser with a written statement setting forth the Company's proposed adjustments thereto, if any, together with a reasonably detailed explanation of the reason for each such proposed adjustment. The Purchaser and the Company shall negotiate in good faith to resolve any disagreement regarding the Purchaser's proposed adjustments. If they are unable to do so within ninety (90) days after the Closing Date, either the Purchaser or the Company shall have the right to refer the dispute to an independent accounting firm mutually agreeable to both parties (the "Independent Accounting Firm"). The determination by the Independent Accounting Firm with respect to the correctness of each item in dispute shall be conclusive and binding on the Purchaser and the Company. All fees and expenses billed by the Independent Accounting Firm in connection with the resolution of disputes under this Section 1.5(3)(ii) shall be borne one-half by the Company and one-half by the Purchaser.

                           (iii) Payment Procedures for Adjustments. Upon the
                  occurrence of the Working Capital Determination Event: (a) if the Working Capital Amount as of the Closing Date is less than the Base Working Capital Amount (the "Shortfall Amount"), the Base Purchase Price shall automatically be reduced by an amount equal to the Shortfall Amount and the Purchaser shall be entitled to immediately retain and deduct the Shortfall Amount from the Hold Back Amount, or (b) if the Working Capital Amount as of the Closing Date is greater than the Base Working Capital Amount (the "Surplus Amount"), the Base Purchase Price shall automatically be increased by an amount equal to the Surplus Amount and the Purchaser shall promptly pay to the Company an amount equal to the Surplus Amount.

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         1.6 Allocation of the Purchase Price. The Base Purchase Price shall be allocated among the Assets as mutually agreed to by the Company and the Purchaser and as set forth on SCHEDULE 1.6 in accordance with the respective fair market values of the Assets pursuant to Section 1060 of the Code and the regulations adopted thereunder (the "Purchase Price Allocation"). Neither the Company nor the Purchaser will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Section 1.6, and the Company and the Purchaser shall file Form 8594 with the U.S. Internal Revenue Service in a manner consistent with the Purchase Price Allocation.

2. Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place simultaneously with the execution of this Agreement. The date on which the Closing occurs shall be called the "Closing Date." The Closing shall be consummated by facsimile transmission. On the Closing Date, subject to the terms and conditions herein contained, the following shall occur:

         2.1 Deliveries by the Company and the Security Holders at the Closing. On the Closing Date, the Company and the Security Holders shall deliver, or cause to be delivered, to the Purchaser:

                  (1) a Bill of Sale and Assignment and Assumption Agreement, dated as of the date hereof and in a form satisfactory to the Purchaser, duly executed by the Company (the "Assignment and Assumption Agreement");

                  (2) copies of the executed consents specified in SCHEDULE 3.3 hereto;

                  (3) a certificate of the secretary of the Company certifying to (i) the incumbency of the proper officers of the Company, (ii) the authenticity of the attached organizational documents of the Company and (iii) the authenticity of the attached Company action authorizing the execution, delivery and performance of this Agreement;

                  (4) a certificate of good standing with respect to the Company, issued by the Secretary of State of the State of Missouri;

                  (5) the originals of all License Agreements, the Company's Contract Rights and the Personal Property Leases or, if originals are not available, true and correct copies thereof;

                  (6) a Trademark Assignment, a Copyright Assignment, a Patent Assignment and a Domain Name Assignment, as applicable, for such registered trademarks, copyrights, patents and URL's included as are in the Assets (the "Intellectual Property Conveyance Documents"); and

                  (7) such other documentation reasonably requested by the Purchaser, in a form reasonably satisfactory to the Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Purchaser all of the Company's right, title and interest in and to the Assets, and simultaneously with such delivery, all steps will be taken as may be required to put the Purchaser in actual possession and operating control of the Assets.

         2.2 Deliveries by the Purchaser at the Closing. On the Closing Date or as otherwise provided herein, the Purchaser shall deliver, or cause to be delivered to the Company (except as noted below):


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                  (1) the Purchase Price, less the Hold Back Amount, the Shares to be evidenced by an irrevocable instruction to the Parent's transfer agent to deliver a certificate for the Shares to the Company promptly after the Closing; and

                  (2) the Assignment and Assumption Agreement duly executed by Purchaser.

3. Representations and Warranties of the Company. The Company and each Security Holder jointly and severally represents, warrants and covenants to the Purchaser as follows:

         3.1 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. True and complete copies of the Company's Articles of Incorporation and bylaws have been delivered to the Purchaser.

         3.2 Power and Authority.

                  (1) The Company has the full right, power, lawful authority and legal capacity to execute and deliver this Agreement, the Assignment and Assumption Agreement, the Sublease and the Intellectual Property Conveyance Documents (collectively, the "Transaction Agreements") and to consummate and perform the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements have been, and any other agreements, documents and instruments required to be delivered by the Company in accordance with the provisions hereof have been duly executed and delivered by or on behalf of the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency and debtors' relief and similar laws affecting the enforcement of creditors' rights, and by general principles of equity.

                  (2) Each of the Security Holders has full legal capacity, right, power and authority to execute and deliver this Agreement and to perform all transactions contemplated hereby. This Agreement has been, and any other agreements, documents and instruments required to be delivered by the Security Holders in accordance with the provisions hereof have been duly executed and delivered by or on behalf of the Security Holders and constitute the legal, valid and binding obligations of the Security Holders, enforceable against the Security Holders in accordance with their respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency and debtors' relief and similar laws affecting the enforcement of creditors' rights, and by general principles of equity.

         3.3 Conflicts; Consents. Neither the execution and delivery of the Transaction Agreements by the Company nor the consummation and performance of the transactions contemplated hereby and thereby (i) conflict with or result in the breach or violation of any provision of the Articles of Incorporation or bylaws of the Company, (ii) conflict with or violate any agreement to which the Company is a party or by which the Company is bound or any federal, state, local or other governmental law or ordinance, (iii) require the authorization, approval, consent or permit of, or any notice to or filing with or declaration to, any third party (including, without limitation, any governmental or regulatory authority), except as set forth on SCHEDULE 3.3, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets, including the Assets.

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         3.4 Contracts. The Company is not party to any contracts, agreements or commitments in connection with the Systems or the Assets other than the License Agreements itemized on and included as SCHEDULE 1.1(2), the Company's Contract Rights itemized on and included as SCHEDULE 1.1(3), the Personal Property Leases itemized on and included as SCHEDULE 1.1(5) (collectively the "Contracts"). Each Contract is a valid and binding obligation in full force and effect in accordance with its respective terms with respect to the Company and is a valid and binding obligation in full force and effect in accordance with its respective terms with respect to any other party thereto, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency, fraudulent conveyance and debtors' relief and similar laws affecting the enforcement of creditors' rights, and by general principles of equity. The Company is not in default under any of the Contracts and, to the knowledge of the Company and the Security Holders (the "Company's Knowledge"), no other party is in material default under any of the Contracts.

         3.5 Legal Proceedings; Compliance with Law. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the Company's Knowledge, threatened against or affecting the Systems or the Assets. There is no state of facts that might reasonably form the basis of any claim, liability or litigation against the Company affecting the Systems or the Assets. The development of the Systems by the Company, and the Company's use thereof, are in compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations. The Company owns or possesses all franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for the Company to develop and use the Systems as now used; the Company is not in default, nor has the Company received any notice of any claim or default thereunder, or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder.

         3.6 Intellectual Property. SCHEDULE 1.1(1) contains a true, correct and complete list of all Intellectual Property used by the Company in connection with the Systems. The Company owns or licenses pursuant to the License Agreements all of the Intellectual Property used or held for use by the Company in connection with the Systems (the "Company Intellectual Property"), free and clear of any Lien, and no other person or entity has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Company Intellectual Property. The Company Intellectual Property and the Company's use thereof do not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by any other person or entity, or otherwise use any material that defames, slanders, libels or violates any right of publicity, right of privacy or other proprietary right of any other person or entity, and the Company has not received notice of any claim or threatened claim to the contrary. All rights of the Company in and to the Company Intellectual Property are fully valid and enforceable, and the Company has not received notice of any claim or threatened claim to the contrary. To the Company's Knowledge, the Company Intellectual Property is not being infringed upon or unlawfully or wrongfully used by any other person or entity. The Company has not provided any other person or entity with notice of any claim or threatened claim to the contrary. The Company has taken all reasonable and appropriate steps to protect, maintain and defend its rights in and to the Company Intellectual Property and, where applicable, to preserve the confidentiality of the Company Intellectual Property.

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         3.7 Operational Elements. The Company Intellectual Property includes any and all rights (whether by ownership or license under the License Agreements) for software programs, modules, routines, data, text or graphic files, source or object codes and other components of the Systems and such operational elements include all written or electronic documentation applicable thereto.

         3.8 Permits. SCHEDULE 1.1(7) contains a true, correct and complete list of all government permits and licenses used to operate the Assets (the "Business Permits"). All Business Permits are in full force and effect and in good standing. The Company has not received notice of any claim of revocation of any Business Permits and, to the Company's Knowledge, there are no events that might give rise to such a claim.

         3.9 Taxes.

                  (1) Except as set forth in SCHEDULE 3.9, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company with respect to any federal, state, local or foreign taxes, assessments, fees and other governmental charges or impositions (including without limitation all income tax, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, and any other tax or similar governmental charge or imposition under the laws of the United States or any state or municipal or political subdivision thereof ) (the "Tax Returns") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of the Company for taxes for the periods, property or events covered thereby. All taxes required to be paid, or withheld by the Company and any deficiency assessments, penalties and interest have been timely paid or withheld. The Company has not received any notice of assessment or proposed assessments in connection with any Tax Returns and, to the Company's Knowledge, there are not any pending tax examinations of or tax claims asserted against the Company or any of its assets or properties.

                  (2) All federal, state or local income, profit, franchise or other taxes, fees, assessments or charges whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, for any period or portion thereof ending on or before the Closing Date, (i) due as of the Closing Date have been fully paid by the Company or (ii) due after the Closing Date shall be fully paid by the Company after the Closing Date.

         3.10 Transactions with Affiliates. Neither the Company nor any affiliate of the Company nor any member of any Security Holder's family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any agreement, commitment or other arrangement with the Company in connection with the Systems.

         3.11 Financial Statements. SCHEDULE 3.11 sets forth complete and correct copies of the unaudited balance sheet of the Company at December 31, 2002 (the "December 31 Balance Sheet") and the statement of income for the year then ended. Such financial statements were prepared in accordance with GAAP and present fairly and accurately the financial condition of the Company at December 31, 2002 and results of its operations for the year then ended.

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         3.12 Undisclosed Liabilities. The Company, with respect to its business, the Systems and the Assets, is not liable for or subject to, and, to the Company's Knowledge, there is no basis for assertion against it with respect to its business, the Systems and the Assets of, any liabilities that are not adequately reflected, reserved against or given effect to in the December 31 Balance Sheet.

         3.13 Absence of Certain Changes or Events. With respect to the Systems, the Assets and the business of the Company, since December 31, 2002, except as set forth in SCHEDULE 3.13, there has not been: (i) any Material Adverse Effect,
(ii) any damage, destruction or casualty loss, whether or not covered by insurance, (iii) any agreement, commitment or transaction entered into by the Company that is material to the ownership or operation of the Assets, and (iv) any sale or disposition of any fixed assets. For purposes of this Agreement, "Material Adverse Affect" shall mean any change (or changes taken together) in, or effect on, the Assets, the Systems or the business of the Company that is materially adverse to the operations or condition (financial or otherwise) of the Assets, the Systems or the business of the Company taken as a whole.

         3.14 Inventory. SCHEDULE 1.1(6) contains a listing of all of the Inventory comprising the Assets as of December 31, 2002. The Inventory (i) was acquired and has been maintained in accordance with the regular business practices of Company with respect to its business, (ii) subject to the reserves on the books of the Company, which have been disclosed to the Purchaser, consists of new and unused items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice, (iii) is owned by the Company free and clear of all Liens, (iv) subject to the reserves on the books of the Company, which have been disclosed to the Purchaser, is valued using the methodology as set forth in SCHEDULE 3.3, and (v) subject to the reserves on the books of the Company, is not obsolete, unusable, damaged, slow moving or unsaleable in the ordinary course of business.

         3.15 Insurance. All policies of fire, liability, workers' compensation and other forms of insurance owned or held by the Company and insuring the Assets or the Systems are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof, if due, have been paid in full and no notice of cancellation or termination has been received with respect to any such policy.

         3.16 Environmental Matters. Except as disclosed in SCHEDULE 3.16:

                  (1) the Company holds and is, and has been, in compliance with all permits, certificates, licenses and governmental approvals, consents and authorizations required under applicable environmental laws for the Company to own and operate the Assets and the Systems ("Environmental Permits");

                  (2) the Company is in compliance with applicable environmental laws;

                  (3) the Company has not been notified by any governmental authority or third party of any pending or threatened claim under any environmental law against the Company in connection with the Assets or the Systems and, to the Company's Knowledge, there is no event, condition or circumstance which could give rise to any claim under any environmental law;

                  (4) the Company has not been notified by any governmental authority or any third party that the Company in connection with its business, the Assets or the Systems may be a potentially responsible party for environmental contamination or any release or remediation of hazardous substances and, to the Company's Knowledge, there is no event, condition or circumstance which could give rise to such potential responsibility;

                  (5) the Company has not in connection with its business entered into or agreed to any settlement agreement, consent decree or order with respect to or affecting the Assets or the Systems relating to compliance with any environmental law or to investigation, remediation or cleanup of hazardous substances under any environmental law;

                  (6) there are no aboveground or underground storage tanks, lagoons, pits or surface impoundments located on, in or under any properties currently or formerly owned, operated or leased by the Company in connection with its business or any predecessor of the Company;

                  (7) no releases of hazardous substances have occurred at, from, in, on, to or under any property currently or formerly owned, operated or leased by the Company in connection with its business, the Assets or the Systems or any predecessor of the Company, and no hazardous substances are present in, on or about or are migrating to or from any such property that could give rise to a claim under environmental laws by a governmental authority or third party against the Company, its business, the Assets or the Systems;

                  (8) the Company has not in connection with its business, the Assets or the Systems nor has any predecessor of the Company transported, treated, stored, handled or disposed of nor arranged for the treatment, storage, handling, disposal or transportation of any hazardous substance to any location that could result in a claim under environmental laws by a governmental authority or third party against the Company, its business, the Assets or the Systems; and

                  (9) there have been no environmental investigations, studies, audits or tests conducted by, on behalf of or which are in the possession of the Company with respect to any property currently or formerly owned, leased or operated by the Company in connection with its business, the Assets or the Systems which have not been delivered to the Purchaser prior to execution of this Agreement.

         3.17 Employees. SCHEDULE 3.17 lists all of the present employees of the Company (other than the Security Holders) and each such employee's position, location, social security number, date of hire and current annual salary rate or hourly wage.

         3.18 Tangible Personal Property. SCHEDULE 1.1(4) contains a listing of all of the material Tangible Personal Property comprising the Assets as of the date hereof. All Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted) in all material respects and is useable in the ordinary course of the Company's business consistent with past practice. Except for items subject to the License Agreement, the Personal Property Leases and the Real Property Lease, no person other than the Company owns any equipment or other property used in the operation of the business of the Company.

         3.19 Litigation; Warranty Claims. SCHEDULE 3.19 contains a list and brief description of any and all litigation, including any settlement thereof, to which the Company has been a party with respect to its business, the Systems or the Assets since April 1, 1995, all warranty or similar claims made by any purchaser of any of the Systems and my unresolved disputes with customers. Except as disclosed on SCHEDULE 3.19, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company with respect to its business, the Systems or the Assets, and to the Company's Knowledge, no event has occurred that provides a reasonable basis for a material claim, action, proceeding or investigation against the Company with respect to its business, the Systems or the Assets.

         3.20 Systems. The sale of the Assets to be sold by the Company to the Purchaser pursuant to this Agreement will effectively convey to the Purchaser all of the Systems and all of the tangible and intangible property used by the Company (whether owned, leased or held under license by the Company) in connection with the Systems. There are no material facilities, services, assets or properties, including any Intellectual Property, shared with any other person, which are used by the Company in connection with the Systems.

         3.21 Shares.

                  (1) Investment Representations. The Company and each of the Security Holders acknowledge and understand that (i) the Shares have not been registered with the Securities and Exchange Commission (the "SEC") or with any state official or agency and is being offered and issued pursuant to an exemption from the registration requirements set forth in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state blue sky or securities laws, and that no governmental agency has recommended or endorsed the Shares or made any finding or determination relating to the fairness of the transaction set forth herein and (ii) the Company is acquiring the Shares issuable to it hereunder for its own account for investment, with no present intention of reselling or otherwise distributing the same, except (x) pursuant to an offering of shares duly registered under the Securities Act or (y) under other circumstances which do not require registration under the Securities Act and applicable state securities laws.

                  (2) Information Related to Parent. The Company and each of the Security Holders have received and had an opportunity to review for a reasonable time preceding the Closing Date certain filings made by Parent with the SEC under the Securities Exchange Act of 1934 (excluding exhibits, unless requested by the Company or any of the Security Holders) (the "Parent SEC Filings"). The Company and each of the Security Holders acknowledge that the Purchaser and Parent have made available to the Company and each of the Security Holders the opportunity to ask questions and receive answers concerning Parent and the Shares and to obtain any additional information which the Purchaser and Parent possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of such additional information and/or the Parent SEC Filings. The Company and each of the Security Holders possess such knowledge and experience in financial and business matters or have been advised by such persons who do possess such knowledge that each is capable of evaluating the merits and risks of the investment in the Shares contemplated by this Agreement.

         3.22 Disclosure. No representations or warranty of the Company contained in this Agreement, and no statement contained in the Schedules attached hereto or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company and the Security Holders as follows:

         4.1 Organization and Good Standing. The Purchaser and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser and Parent have full power and authority to conduct their respective businesses as now conducted and to own and operate their assets and properties.

         4.2 Power and Authority. The Purchaser has the power and authority to execute and deliver the Transaction Agreements and to consummate and perform the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of the Purchaser and Parent, and no other corporate proceedings on the part of the Purchaser or Parent are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements have been duly executed and delivered by or on behalf of the Purchaser. The Transaction Agreements constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency and debtors' relief and similar laws affecting the enforcement of creditors' rights, and by general principles of equity.

         4.3 Conflicts; Consents. The execution, delivery and performance of the Transaction Agreements by the Purchaser will not violate or conflict with the organizational documents of the Purchaser or Parent.

         4.4 Valid Issuance of the Shares. The Shares when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

         4.5 Parent SEC Filings. The Parent SEC Filings were complete and accurate in all material respects as of the date of the filings and there were no material misstatements therein as of such dates.

         4.6 Material Changes. There has not been, since September 30, 2002, any material adverse change in the financial condition or in the results of operations, business or properties of Parent.

5.       Other Agreements.

         5.1 Assignment of Contracts. If any required consent to the assignment of any of the Contracts is not obtained or if an attempted assignment thereof would be ineffective, the Company and each Security Holder shall cooperate with the Purchaser to provide the Purchaser with the benefits and obligations thereunder in accordance with such agreement until such consent or effective assignment can be obtained or until a replacement contract is in place. To the extent the assignment of any of the Contracts is not obtained, the Company shall, to the extent legally permissible without risk of penalty or loss to the Company or the Security Holders, terminate such contract at the request of the Purchaser.

         5.2 Transition of the Assets; Audit of Financial Statements. The Company, each Security Holder and the Purchaser shall use commercially reasonable efforts to cooperate in an orderly transfer of the Assets to the Purchaser. The Company and the Security Holders will cooperate with the Purchaser and its accountants in connection with an audit of the financial statements of the Company at December 31, 2002 and for up to a three year period then ended and provide to the auditor such information and customary management representation letters as the auditor may reasonably request in connection with such audit.

         5.3 Access to Facilities. On a week to week basis following the Closing Date, the Company shall permit the Purchaser to have access to and use of the premises used by the Company located at 4252 NE Port Drive, Lee's Summit, MO 64064 for the purposes of completing any production work and/or transferring production to the Purchaser's facilities. For each week or part thereof that the Purchaser requires access, the Purchaser shall pay to the Company the sum of $540.

         5.4 Consulting and Employment Arrangements.

                  (1) Mr. Chick Consulting Arrangement. Effective on the Closing Date and for a period of six (6) months thereafter, Mr. Chick shall provide consulting and transitional services to the Purchaser in exchange for compensation of $5,000 per month plus travel and other expenses incurred in connection with his performance of consulting and transitional services and which have been approved in advance by the Purchaser.

                  (2) Employment of Mr. Ferguson. Effective on the Closing Date and pursuant to separate employment letters heretofore delivered by the Purchaser to Mr. Ferguson (the "Ferguson Employment Letters"), the Purchaser shall employ Mr. Ferguson and Mr. Ferguson shall accept such employment with the Purchaser upon the terms and conditions set forth in the Ferguson Employment Letters.

                  (3) Transition Arrangements. Effective on the Closing Date, the Purchaser will contract with those employees of the Company listed on
SCHEDULE 3.17, as independent contractors at their present rate of compensation, to assist in the transition of business operations from the Company to the Purchaser (the "Transition"). Those individuals who assist in the Transition are hereinafter referred to as "Transition Personnel". Upon termination by the Purchaser of an individual's engagement as one of the Transition Personnel, subject to satisfactory completion (which shall be in the sole discretion of the Purchaser) of such individual's duties in connection with the Transition, such individual shall be entitled to a one-time payment equal to three months of such individual's present compensation.

         5.5 Restricted Shares. Following the Closing Date, the Company shall not directly or indirectly sell, assign, pledge, encumber or otherwise transfer ("Transfer") the Shares to any person or entity, except Mr. Chick and Mr. Ferguson. The Company shall not Transfer any Shares to either Mr. Chick or Mr. Ferguson unless and until they agree to be bound by the terms and conditions of this Agreement with respect to the Shares. Notwithstanding the foregoing and subject to compliance with the Securities Act and applicable state blue sky or securities laws, the Company shall be permitted to Transfer: 2,000 Shares on and after the first anniversary of the date hereof; an additional 2,000 Shares on and after the second anniversary of the date hereof; and all of the Shares on and after the third anniversary of the date hereof.

         5.6 Legends. The Company and each of the Security Holders acknowledge that the following legend may be placed by Parent upon the certificates representing the Shares delivered to the Company hereunder:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 BUT HAVE BEEN ACQUIRED FOR INVESTMENT BY THE REGISTERED OWNER. NO SALE, PLEDGE OR OTHER TRANSFER MAY BE MADE UNLESS THE ISSUER IS FURNISHED WITH AN OPINION OF COUNSEL FOR THE SHAREHOLDER IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH SALE IS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

         THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE HELD SUBJECT TO TERMS, COVENANTS AND CONDITIONS OF A ASSET PURCHASE AGREEMENT, DATED MARCH 6, 2003, BY AND AMONG QUIPP SYSTEMS, INC., USA LEADER, INC., CHARLES T. CHICK AND TRAVIS D. FERGUSON, AND MAY NOT BE TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS THEREOF. A COPY OF SAID AGREEMENT AND ALL AMENDMENTS THERETO IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

         5.7 Further Assurances. From and after the Closing, the Company and each Security Holder agree to execute and deliver such further documents and instruments and to do such other acts and things as may reasonably be requested of such party in order to effectuate the transactions contemplated by this Agreement.

         5.8 Operation of the Company.

                  (1) Following the Closing Date, the Company shall pay all Accounts Payable and its other creditors in existence as of the Closing Date on a timely basis, but in no event, later than the day such Accounts Payable or other amounts are due.

                  (2) At the request of the Company, the Purchaser shall use commercially reasonable efforts to cooperate in the collection of the Company's Accounts Receivables.

                  (3) The Company shall not commence any legal action, of any form whatsoever, against any customers of its business (as of the Closing Date or within the last 2 years prior to the Closing Date) without the Purchaser's prior written consent, which consent shall not be unreasonably withheld.

                  (4) For a transition period of up to one year following the Closing Date, the Company shall allow the Purchaser to use the name "USA Leader" and "USA Leader, Inc." in connection with the Systems.

         5.9 Website Operations. Following the Closing, operation of the Company's website will transfer to the Purchaser, and the Company's website will be modified so as to direct all persons accessing the Company's website to the Purchaser's website.

6. Non-Competition and Confidentiality. During the period beginning on the Closing Date and for sixty (60) months thereafter (the "Non-Competition Period") and in the Geographic Area (as defined below) each of the Security Holders and the Company agree not to in any capacity, engage or have a financial interest in any Competing Business (as defined below) or provide managerial, supervisory, administrative, financial or consulting services relating to the business of any Competing Business, including making available any information or funding to any such Competing Business; provided that the foregoing restrictions shall not restrict the Security Holders or the Company from owning up to five percent (5%) of any entity whose equity securities are traded on Nasdaq or on a national securities exchange. During the Non-Competition Period, the Security Holders and the Company shall not solicit any former employee of the Company who becomes an employee of the Purchaser for the purposes of having any such employee terminate his or her employment with the Purchaser. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties to revise the foregoing restrictions to include the maximum restrictions allowable under applicable law. Each of the Security Holders and the Company acknowledge, however, that the parties have negotiated this Section 6 and that the time limitations, the limitation on activities and the geographic limitations are reasonable in light of the circumstances pertaining to the Company, the Systems and this transaction. For purposes of this Agreement, "Competing Business" means any person or entity of any type whatsoever engaged in the business of developing, manufacturing and selling insertion and stacking systems to newspaper businesses and other organizations in the field of printing; and "Geographic Area" means North America.

The Company and each of the Security Holders recognize and acknowledge that by reason of involvement with the Company, each has had access to Trade Secrets (as defined below) relating to the Systems. The Company and each of the Security Holders acknowledge that such Trade Secrets are a valuable and unique asset and agree to take all reasonable measures to preserve the confidentiality of the Trade Secrets and covenant that they will not knowingly allow the disclosure of any such Trade Secrets to any person for any reason whatsoever, unless such information is in the public domain through no wrongful act of the Company or any of the Security Holders or such disclosure is required by law. For purposes of this Agreement, "Trade Secrets" means all know-how, trade secrets, confidential information, subscriber and visitor lists, business and product plans, hardware and software designs and code, product specifications and documentation, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company.

In the event of any breach or threatened breach by the Company or any of the Security Holders of any provision of this Section 6, the Purchaser shall be entitled to injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of the Company or any of the Security Holders under this Section. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

7.       Indemnification.

         7.1 Survival. All of the representations, warranties, covenants and obligations contained in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the execution of this Agreement and the Closing.

         7.2 Indemnification by the Company and each of the Security Holders. The Company and each of the Security Holders shall jointly and severally reimburse and indemnify and hold Purchaser and Parent and their officers, directors, employees, affiliates and agents (collectively, the "Purchaser Parties") harmless against and in respect of any and all damage, loss, liability, deficiency, settlement payments, costs, levies, expenses or obligations, whether or not the result of a third party claim (collectively, "Damages"), in connection with, resulting from or relating to:

                  (1) any and all Unassumed Liabilities;

                  (2) any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant or agreement on the part of the Company or any of the Security Holders under this Agreement;

                  (3) any claim that any Intellectual Property used in the Systems constitutes an infringement of any intellectual property right of any third party;

                  (4) noncompliance with the provisions of the bulk sales law of any state that may be applicable to the transactions contemplated hereby;

                  (5) any claim by RMF Steel Products Company arising out of the Agreement and Option to Purchase Corporation Stock dated April 1, 2002 between Charles T. Chick and RMF Steel Products Company; and

                  (6) any and all actions, suits, claims, allegations, proceedings, investigations, audits, demands, assessments, fines, judgments, settlements, levies, costs and other expenses (including without limitation reasonable audit and legal fees) incident to any of the foregoing or the enforcement of this Section 7.2.

         7.3 Indemnification by the Purchaser. The Purchaser shall reimburse and indemnify and hold the Company its directors, officers, employees, representatives and agents and the Security Holders (the "Company Parties") harmless against and in respect of any Damages in connection with, resulting from or relating to:

                  (1) any and all Assumed Liabilities (except for those liabilities and obligations for which the Company and the Security Holders are required to indemnify the Purchaser under Section 7.2);

                  (2) any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement; and

                  (3) any and all actions, suits, claims, allegations, proceedings, investigations, audits, demands, assessments, fines, judgments, settlements, levies, costs and other expenses (including without limitation reasonable audit and legal fees) incident to the foregoing or the enforcement of this Section 7.3.

7.4      Procedure for Indemnification.

                  (1) Third Party Claims. If any claim is made against a party (an "Indemnified Party") that, if sustained, would give rise to a liability of another party (the "Indemnifying Party") under this Agreement (a "Third Party Claim"), the Indemnified Party shall promptly, and in any case within ten (10) business days of its receipt of notice of such Third Party Claim, cause notice of the Third Party Claim to be delivered to the Indemnifying Party along with all of the facts, information or materials relating to such claim of which the Indemnified Party is aware (the "Claim Notice"), provided however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

                  (i) The Indemnifying Party shall have ten (10) calendar days after delivery thereof to elect, in writing to the Indemnified Party, to defend or settle the Third Party Claim, at its own expense. Until written notice electing to defend or settle any Third Party Claim, the Indemnified Party may take, at the expense of the Indemnifying Party, any action it reasonably believes necessary to preserve its rights with respect to such Third Party Claim. If the Indemnifying Party does not assume the defense of any claim, then the Indemnified Party may defend against such Third Party Claim in such manner as it deems appropriate at the expense of the Indemnifying Party.

                  (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party, provided that all Indemnifying Parties with respect to such Third Party Claim jointly acknowledge to the Indemnified Party its right to indemnity pursuant hereto in respect of the entirety of such claim and provide assurances reasonably satisfactory to the Indemnified Party that the Indemnifying Parties will be financially able to satisfy such claim in full if it is decided adversely. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except as hereinafter provided), but shall continue to pay for any expenses of investigation or any Damage suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as hereinafter provided), separate from the counsel employed by the Indemnifying Party. Notwithstanding the foregoing, if (a) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within ten (10) business days of any Claim Notice, or (b) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (c) if the Indemnifying Party shall assume the defense of a Third Party Claim and fails to diligently and vigorously prosecute such defense in a timely manner after due notice, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (x) constitutes a complete and unconditional discharge and release of all Indemnified Parties, and (y) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, and in all other cases may not so settle without the prior written consent of the Indemnified Party.

                  (2) Claims by the Purchaser or Claims by the Company. In the event the Indemnified Party should have a claim against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly cause notice of such claim to be delivered to the Indemnifying Party. If the Indemnifying Party (i) does not notify the Indemnified Party within fifteen (15) calendar days after the Indemnified Party's notice that it disputes such claim or (ii) notifies the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed as a liability of the Indemnifying Party under Section 7.1. If the Indemnifying Party has timely disputed its liability with respect to such claim, the parties will proceed in good faith to negotiate a resolution to such dispute, and if not resolved within twenty (20) business days, shall be resolved by confidential binding arbitration in accordance with the rules of the American Arbitration Association in Miami, Florida. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

8.       Miscellaneous.

         8.1 Broker's Fees. Each of the parties hereto represents and warrants that it has not taken and will not take any action that would cause any other party hereto to have any obligation or liability to any person for a finder's or broker's fee and agrees to indemnify the other parties hereto for breach of the foregoing representation and warranty.

         8.2 Expenses. Each party hereto shall pay its own expenses, including without limitation the reasonable fees and expenses of its, his or her counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

         8.3 Bulk Sales Compliance. The Purchaser hereby waives compliance by the Company with the provisions of the bulk sales law of any state that may be applicable to this transaction. In consideration of such waiver, the Company and the Security Holders, agree to defend and indemnify the Purchaser against and hold it harmless from any and all loss, liability, claims, damage or expense (including reasonable attorneys' fees) arising out of or resulting from such noncompliance, as provided in Section 7.

         8.4 Contents of Agreement; Amendment; Parties in Interest; Assignment; Etc. This Agreement, which includes all schedules and exhibits hereto, the Assignment and Assumption Agreement, the Sublease and the Intellectual Property Conveyance Documents set forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties, including, without limitation, that certain letter of intent dated January 13, 2003 entered into by the Company, the Security Holders and the Purchaser and the Confidentiality and Non-Disclosure Agreement between the Purchaser and the Company dated as of November 15, 2002. This Agreement may be amended, modified or supplemented only by written instrument duly executed by each of the parties hereto. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder to any other party without obtaining the prior written consent of the other party; provided, however, that (i) the Purchaser may assign its rights and benefits hereunder, including without limitation the benefit of any representation, warranty or covenant, to any affiliated entity and (ii) the Company may, with notice to the Purchaser, assign its rights hereunder in whole or in part to the Security Holders or either of them. Nothing herein shall prohibit the dissolution of the Company. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

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

         8.5 Notices. All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be delivered, addressed, or telefaxed as follows:

         If to the Purchaser:

                  Quipp Systems, Inc.
                  4800 N.W. 157 Street
                  Miami, Florida 33014-6434
                  Attn: Michael S. Kady
                  Facsimile: 305.623.0980

         with a required copy to (which copy shall not constitute notice):

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103-2921
                  Attn:  Peter S. Sartorius, Esquire
                  Facsimile: 215.963.5001

         If to the Company or the Security Holders:

                  USA Leader, Inc.
                  107 S. M291 Hwy PMB-193
                  Lee's Summit, MO 64063
                  Attn:  Charles T. Chick
                  Facsimile: 816.795.7576

         with a required copy to (which copy shall not constitute notice):

                  Curtis, Vorbeck & Associates, LLC
                  684 S.E. Bayberry Lane, Suite 101
                  Lee's Summit, Missouri 64063-4300
                  Attn: David A. Vorbeck
                  Facsimile: 816.525.3444

Each such notice, request or other communication shall be given by hand delivery, by nationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 8.5 (or in accordance with the latest unrevoked written direction from such party); and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 8.5 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

         8.6 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

         8.7 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS PROVISIONS CONCERNING CONFLICTS OF LAWS.

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

         8.8 Public Announcements. Neither the Company nor any Security Holder shall make any public statements, including without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the Purchaser, except as may be required by law.

         8.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         8.10 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The term "Agreement" shall include all such exhibits, schedules, certificates, and writings.

         8.11 Rights of Third Parties. Nothing in this Agreement shall be construed as giving any person, firm, corporation, or other entity, other than the parties who are signatory hereto and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties hereto as of the day and year first written above.



                                   QUIPP SYSTEMS, INC.



                                   By: /s/ MICHAEL S. KADY
                                      -----------------------------------------
                                   Name: Michael S. Kady
                                   Title: President and Chief Executive Officer


                                   USA LEADER, INC.



                                   By: /s/ CHARLES T. CHICK
                                      -----------------------------------------
                                   Name: Charles T. Chick
                                   Title: President




                                   /s/ CHARLES T. CHICK
                                   --------------------------------------------
                                   CHARLES T. CHICK

                                   /s/ TRAVIS D. FERGUSON
                                   --------------------------------------------
                                   TRAVIS D. FERGUSON





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